Exhibit 4.1

           STOCK PURCHASE AND SUBSCRIPTION AGREEMENT


     THIS STOCK PURCHASE AND SUBSCRIPTION AGREEMENT (the "Agreement") is made and entered into as of the date set forth below by and between Innovo Group Inc., a Delaware corporation with its headquarters located at 5900 S. Eastern Avenue, Suite 124, Commerce, CA 90040 (the "Company"), and (see Exhibit A), whose principal address is (intentionally left blank) (the "Subscriber").

                            WHEREAS:

     A. The Company is offering for sale (see Exhibit A) shares of the common stock, par value $.10 per share, of the Company
(the "Common Stock"), at a price of $2.65 per share, for an aggregate purchase price of $2.65 (the "Purchase Price").

     B. The Subscriber agrees to purchase of the shares of Common Stock (the "Shares").

     NOW THEREFORE, the Company and the Subscriber hereby agree as follows:

     1.   PURCHASE AND SALE OF SHARES.

          1.1. Purchase of Shares. Subject to the receipt of payment therefor, the Company agrees to issue and sell to Subscriber and Subscriber agrees to purchase from the Company at closing (the "Closing") the Shares at a purchase price of $ (see attachment) per Share for an aggregate price of $ (see attachment) . The aggregate purchase price for the Shares is referred to herein as the "Purchase Price."

           1.2. Closing Date. The date of the Closing (the "Closing Date") shall be within five (5) business days following the date hereof or such later date as is mutually agreed to by the Company and Subscriber. The Closing shall occur on the Closing Date at the offices of the Company or at any other mutually agreeable location.

          1.3 Form of Payment. On the Closing Date, the Subscriber shall pay the Purchase Price to the Company for the Shares by check backed by good, available funds payable to the Company or by wire transfer of immediately available funds in accordance with the Company's written wire instructions. Within 14 days after the Closing Date, the Company shall deliver to Subscriber certificates representing the Shares, duly executed on behalf of the Company and registered in the name of Subscriber (the "Certificates").

     2.   RESTRICTED SECURITIES; SUBSEQUENT REGISTRATION.

          2.1 Restrictions on Transfer. The Shares are being issued in a transaction that is exempt from registration under
Section 4(2) of the 1933 Act and Regulation D promulgated under the 1933 Act. As a result, the Shares will constitute "restricted securities" as that term is defined under the 1933 Act. From and after their respective dates of issuance, none of the Shares shall be transferable except upon the conditions specified in this Section 2 which are intended to ensure compliance with the provisions of the 1933 Act in connection with the transfer of any Shares or any interest therein. Notwithstanding the above restriction, the Company consents to
(i) the pledge or hypothecation of the Shares by the Subscriber to secure a loan or loans, (ii) the acquisition of such Shares by the lender at foreclosure sale, and (iii) the exercise by the lender, after acquiring ownership of the Shares through foreclosure sale, of any of the rights granted the Subscriber in Sections 2.5 and 2.6; provided, however, any sale of the Shares by the lender to a third party, whether by foreclosure sale or otherwise, shall be subject to the restrictions set forth in Sections 2.1, 2.2 and 2.3 and any exercise by the lender of Subscriber's rights under Sections 2.5 and 2.6 shall be subject to all of the terms and conditions of Sections 2.5, 2.6 and 2.7.

           2.2 Restrictive Legends. Subscriber understands that the certificates representing the Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

        THE  SECURITIES  REPRESENTED BY THIS  CERTIFICATE
        HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
        OF   1933,   AS  AMENDED,  OR  APPLICABLE   STATE
        SECURITIES  LAWS.   THE  SECURITIES   HAVE   BEEN
        ACQUIRED  FOR INVESTMENT AND MAY NOT  BE  OFFERED
        FOR  SALE, SOLD, TRANSFERRED OR ASSIGNED  IN  THE
        ABSENCE  OF  AN EFFECTIVE REGISTRATION  STATEMENT
        FOR  THE SECURITIES UNDER THE SECURITIES  ACT  OF
        1933,  AS AMENDED, OR APPLICABLE STATE SECURITIES
        LAWS,  OR  AN OPINION OF COUNSEL, IN A  GENERALLY
        ACCEPTABLE   FORM,  THAT  REGISTRATION   IS   NOT
        REQUIRED  UNDER  SAID  ACT  OR  APPLICABLE  STATE
        SECURITIES LAWS OR UNLESS SOLD PURSUANT  TO  RULE
        144 UNDER SAID ACT.

      The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped if, unless otherwise required by state securities laws, (i) the sale of the Shares is registered under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that the Shares may be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

          2.3 Notice of Proposed Transfers. Prior to any proposed transfer of the Shares other than a transfer (i) subject to an effective registration statement under the 1933 Act, (ii) to an affiliate of the Subscriber which is an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act, provided that any such transferee shall agree to be bound by the terms of this Agreement, and (iii) to be made in reliance on Rule 144 under the 1933 Act, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, setting forth the manner and circumstances of the proposed transfer, which shall be accompanied by an opinion of counsel to the Company, confirming that such transfer does not give rise to a violation of the 1933 Act, satisfactory representation letters in form and substance reasonably satisfactory to the Company to ensure compliance with the provisions of the 1933 Act and letters in form and substance reasonably satisfactory to the Company from each such transferee stating such transferee's agreement to be bound by the terms of this Agreement. Such proposed transfer may be effected only if the Company shall have received such notice of transfer, opinion of counsel, representation letters and other letters referred to in the immediately preceding sentence, whereupon the holder of such Shares shall be entitled to transfer such Shares in accordance with the terms of the notice delivered by the holder to the Company.

          2.4 Piggy-Back Registration Rights. If at any time prior to the expiration of the Registration Period (as hereinafter defined) the Company proposes to file with the SEC a registration statement relating to an offering for its own account or the account of others under any of the Securities Acts of any of its securities (other than on Form S-4 or Form S-8 or their then equivalents relating to securities to be issued solely in connection with any acquisition of an entity or business or equity securities issuable as compensation or in connection with a stock option or other Employee Benefit Plan), the Company shall promptly send to the Subscriber written notice of the Company's intention to file a registration statement and of the Subscriber's rights under this Section 2.4. If within 20 days after receipt of such notice, the Subscriber shall so request in writing, the Company shall include in the registration statement all or any part of the Shares the Subscriber requests to be registered, subject to the priorities set forth in this Section 2.4.

          2.5 Demand Registration Rights. Upon demand by the Subscriber made no sooner than 30 days after the Closing Date, the Company will use its best efforts to file a registration statement or to include Subscriber in an existing registration statement for the offer and sale of the Shares by the Subscriber under the 1933 Act. The registration statement will be filed, amended or supplemented as soon as is reasonably practical following such demand, but in no event later than 45 days after such demand, unless delayed by the Subscriber. The Company shall seek to have such registration statement declared effective or to be effective as regards Subscriber's resales as soon after filing as is reasonably practicable. In the event that all of the Shares are not registered or sold under such registration statement, the Subscriber will be entitled to demand that the Company use its best efforts to file a second registration statement for the offer and sale of such remaining Shares by the Subscriber under the 1933 Act. The second demand shall be subject to the same timetable as the initial demand.

          2.6    Other  Agreements  Respecting  Registration   of
Shares.    In  connection  with  the  filing  of  a  registration
statement by the Company which covers any of the Shares, the parties agree that:

               (a) Unless the offering is an underwritten offering, the Company will use its best efforts to maintain the effectiveness of such registration statement for at least nine months following the effective date thereof, and from time to time will amend or supplement such registration statement during such nine month period to the extent necessary to comply with the 1933 Act.

               (b) As and when the Company files a registration statement with respect to any of the Shares, the Subscriber and the Company will execute an agreement to cross-indemnify one another, and will agree to contribute to the aggregate losses, claims, damages and liabilities to which they may become subject, on terms and conditions standard in the industry and negotiated by them in good faith, including, without limitation, standard limitations on the indemnification of selling stockholders in a secondary offering.

               (c) Whenever the Company is registering the offer and sale of any of the Shares, the Subscriber agrees to provide to the Company or its attorneys, promptly upon request, such information and materials regarding the Subscriber as shall be reasonably requested in order to effect the registration of the offer and sale of the Shares.

               (d) The Company shall bear all reasonable costs and expenses to be incurred in connection with any registration statement covering any of the Shares, including printing costs, the fees of the registrant's counsel and accountants, and SEC and NASD filing fees; however, the Company shall not be responsible for the fees and expenses of any counsel engaged by the
Subscriber, or any underwriter engaged by the Subscriber, and shall not be responsible for the underwriters', brokers' or dealers' commissions, fees, expenses, discounts or other compensation attributable to the offer or sale of any of the shares of the Subscriber.

               (e)   If the offering in connection with which the
Subscriber demands piggy-back registration rights is an underwritten offering, then the Subscriber shall, unless otherwise agreed by the Company, offer and sell such Shares in an underwritten offering using the same underwriter or underwriters and, subject to the provisions of this Agreement, on the same terms and conditions as other shares of common stock included in the underwritten offering. If the registration is to be an underwritten public offering for the account of the Company and the managing underwriter(s) advise the Company in writing, that in their reasonable good faith opinion, marketing or other factors dictate that a limitation on the number of shares of common stock which may be included in the registration statement is necessary to facilitate and not adversely affect the proposed offering, then the Company shall include in such registration, pro rata, up to the limitation imposed by the managing underwriter(s): (i) first, up to the full amount of securities the Company proposes to sell for its own account, (ii) second, up to the full amount of securities proposed to be registered for the account of the holders of securities entitled to inclusion of their securities in the registration statement by reason of the exercise of demand registration rights, and (iii) third, the securities requested to be registered by other holders of securities (including securities requested to be registered by the Subscriber under this Section 2.5) pursuant to piggy-back registration rights, pro rata based on the number of securities requested to be included in the registration.

               (f) The Company shall not be obligated to register the offer and sale of any of the Shares if, at the time of the demand or request for registration or at the time thereafter up to the time of the filing of the registration statement, there has been any default or breach by the Subscriber in the terms of this Agreement.






     3.   REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER.

          The Subscriber represents as follows:

          3.1 Authority. The Subscriber has the full power and authority to enter into this Agreement and has taken all action or will use its best efforts to take all action, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transaction contemplated hereby and the execution and delivery by it of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement.

          3.2 Consents. No consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest is required as a condition to (i) the validity or enforceability of this Agreement or any other instruments to be executed by the Subscriber to effectuate this Agreement, or (ii) the completion or validity of any of the transactions contemplated by this
Agreement except as provided in section 2.1 above.. This Agreement has been properly executed and delivered by the Subscriber and constitutes a valid and legally binding agreement which is enforceable against it in accordance with its terms.

          3.3 Commissions. No fees or commissions are payable by the Subscriber by virtue of or in connection with the transaction contemplated by this Agreement.

          3.4 Investment Intent. The Subscriber is purchasing the Shares for its own account, with the intention of holding such Shares for investment and not with the intention of immediately participating, directly or indirectly, in any resale or distribution of the Shares.

          3.5 Company Materials. Subscriber has received and carefully reviewed the Company's Annual Report on Form 10-K for the year ended December 1, 2001, its Quarterly Reports on Form 10-Q for the periods ended March 2, 2002, June 1, 2002, and August 31, 2002, its current Report on Form 8-K dated July 26, 2002, its proxy statement as filed September 11, 2002, its Post-effective Amendment Number 1 to Form S-1 on Form S-3 Registration Statement and a statement of "Risk Factors" attached hereto as Schedule 3.5
(collectively,  the  "Company  Materials").   The   Company   has
provided Subscriber and Subscriber's advisors with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares and other ongoing capital raising activities as have been requested by Subscriber or Subscriber's advisors, and Subscriber and Subscriber's advisors have had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the Shares, and all such questions, if any, have been answered to the satisfaction of Subscriber and Subscriber's
advisors    (such    additional   information   and    responses,
collectively, the "Additional Information"). Except as set forth in the Disclosure Materials, no additional representations or warranties have been made to Subscriber by the Company or any agent, employee or affiliate of the Company, and Subscriber is relying only on the Disclosure Materials and the Additional Information in deciding to acquire the Shares. None of the Additional Information contradicts the Disclosure Materials in any material respect. Except as set forth in the Company Materials and the representations and warranties set forth in this Agreement, no representations or warranties have been made to the Subscriber by the Company or any agent, employee or affiliate of the Company, and the Subscriber has relied only on the Company Materials and the results of its own investigation in deciding to acquire the Shares and no information acquired from
the   Subscriber's  own  investigation  contradicts  the  Company
Materials in any material respect. The Subscriber understands that its investment in the Shares is a speculative investment which involves a high degree of risk and that the entire investment in the Shares could be lost. In addition to its review of the Company Materials, the Subscriber has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Shares.

          3.6 Sophistication; Accredited Investor Status. Subscriber personally, or together with Subscriber's duly appointed and qualified Subscriber Representative, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and to protect Subscriber's interests in connection with investment in the Shares. In addition, Subscriber is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D ("Regulation D") as promulgated by the Securities and Exchange Commission (the "SEC") because the indicated alternative below applies (please initial as appropriate):

                               Subscriber  is  an individual  who
               has a net worth, including assets held jointly with Subscriber's spouse, if appropriate, of not less than $1,000,000.

                               Subscriber  is  an individual  who
               had individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

                               Subscriber is a bank as defined in
               Section 3(a)(2) of the Securities Act of 1933.

                               Subscriber is a savings  and  loan
               association as defined in Section 3(a)(5)(A) of the Securities Act of 1933.

                               Subscriber is an insurance company
               as defined in Section 2(13) of the Securities Act of 1933.

                                Subscriber   is   an   investment
               company  registered  under the Investment  Company
               Act of 1940.

                                 Subscriber   is    a    business
               development   company  as   defined   in   Section
               2(a)(48) of the Investment Company Act of 1940.

                               Subscriber  is  a  Small  Business
               Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or
               (d) of the Small Business Investment Act of 1958.

                               Subscriber is an employee  benefit
               plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974,
               and  one  of  the following applies  [check  one]:
               (a) the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, insurance company or registered investment advisor, or (b) Subscriber has total assets in excess of
               $5,000,000,   or  (c)         if  a  self-directed
               plan, Subscriber's investment decisions are made solely by accredited investors.

                               Subscriber  is a private  business
               development   company  as   defined   in   Section
               202(a)(22)  of  the  Investment  Advisers  Act  of
               1940.

                               Subscriber(a) has total assets  in
               excess of $5,000,000, and (b) was not formed for the specific purpose of acquiring the Shares, and
               (c)   is   one   of   [check   one]:            an
               organization described in Section 501(c)(3) of the Internal Revenue Code (tax exempt
               organization),   or          a   corporation,   or
               a Massachusetts or similar business trust, or a partnership or limited liability company.

                                Subscriber(a)  is  a  trust  with
               total assets in excess of $5,000,000, and (b) was not formed for the specific purpose of acquiring the Shares, and (c) Subscriber's purchases are directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in the Company and the Shares.

         If  Subscriber  must  rely exclusively  on  the
         following  alternative, each  equity  owner  of
         Subscriber    must    complete    a    separate
         Supplemental  Questionnaire  provided  by   the
         Company.

                    If  Subscriber  is an  entity,  each
         owner     of    an    equity    interest     in
         Subscriber is an accredited entity under one of
         the alternatives         listed above.

          3.7 Reliance. The Subscriber understand that the Shares are being issued to it in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth herein in order to determine the applicability of such exemptions and the suitability of the Subscriber to acquire the Shares. The Subscriber further understands that the issuance of the Shares will not have been the subject of a registration statement filed under the 1933 Act, and as a result will be "restricted securities" as that term is defined under the 1933 Act. Accordingly, the Shares may not be resold, in whole or in part, unless they are the subject of registration under the 1933 Act and any applicable state securities laws, or there is available an exemption from such registration. A legend, as set forth in
Section 2.2 of this Agreement, will be placed on any certificate or certificates representing the Shares.

          3.8 Reporting Requirements. The Subscriber understands that it may become subject to the reporting requirements under Section 13 of the Securities Exchange Act of 1934 ("the 1934 Act") and of Regulation 13(d) promulgated thereunder if its "beneficial ownership" exceeds 5% of the outstanding shares of common stock. The Subscriber understands that it is responsible for determining what reports, if any, must be filed by it under Section 13 of the 1934 Act, including, but not limited to, Schedule 13D, and to obtain such legal or other professional advice, at its cost and expense, as it may desire or require, and to prepare or have prepared for it, at its cost and expense, such report or reports as may be required of it under
Section 13. The Subscriber understands that the Company assumes no responsibility for the reporting by the Subscriber under
Section 13; provided, however, that merely as an accommodation, and without assuming any responsibility for Section 13 reporting by the Subscriber, the Company will, with respect to any report which must be filed through the Securities and Exchange Commission Electronic Data Gathering and Retrieval ("EDGAR") system, upon the receipt from the Subscriber of such report prepared in WordPerfect 6.1 or a computer word processing language convertible into WordPerfect 6.1 together with such identifying codes or passwords as may be required, convert any such report to the language required for reports filed through the EDGAR system and transmit such report to the EDGAR system.

          3.9     No   Governmental   Review.    The   Subscriber
understands that no federal or state agency or any other government or governmental authority has reviewed, approved or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor has any such authority passed upon or endorsed the merits of the offering of the Shares.

           3.10 Own Funds. The Subscriber represents that the funds paid for its investment in the Shares will be the Subscriber's own funds and the Shares are being acquired solely for the Subscriber's own account.

          3.11 No General Solicitation. The Subscriber has at no time been solicited with respect to investment in the Shares by any public promotional meeting, or newspaper, magazine, radio, or television advertisement, or any other form of general solicitation or general advertising.

     4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents as follows:

          4.1 Compliance with Reporting Requirements. The Company is a reporting company under the 1934 Act. The Company is in full compliance, to the extent applicable, with all reporting obligations under either Section 13(a) or 15(d) of the 1934 Act. Common Stock of the Company is registered pursuant to
Section 12 of the Exchange Act and such stock is traded on the NASDAQ Small Cap Market.

          4.2 Authorization of Shares. Upon issuance hereunder, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

          4.3 Corporate Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Company has full power and authority to carry on its business as it is now being conducted and to own its assets. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires it to be so qualified and where the failure so to qualify would have a material adverse affect on the business of the Company. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not
(i) violate or result in a breach of any provisions of the Company's Articles of Incorporation or Bylaws, (ii) conflict with, or result in a breach or termination of, or constitute a default under, any material lease, agreement, commitment or other instrument, or any material order, judgment or decree, to which the Company is a party or is bound or by which the Company's assets are affected, or (iii) constitute a violation of any law, regulation, rule or ordinance applicable to the Company.

          4.4 Authorized and Outstanding Shares. The authorized capital stock of the Company is 40 million shares of common stock. As of the date hereof, there are approximately 14,901,264 shares outstanding, and there are warrants outstanding for the purchase of approximately 832,484 shares of common stock. Except as set forth in this Agreement or as disclosed in the Company Materials, there is not outstanding, nor is the Company bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments, synthetic stock, or agreements or rights of any character requiring the Company to issue, or entitling any person or entity to acquire, any additional shares of capital stock or any other equity security of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue or transfer any shares of its capital stock for any purpose. There are not outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

          4.5 Authority. The Company has full power and authority to enter into this Agreement and has taken all action, corporate and otherwise, necessary to authorize (i) the execution, delivery and performance of this Agreement and all ancillary agreements to be executed, delivered and performed by the Company in connection therewith, and (ii) the completion of the transaction contemplated hereby and the execution and delivery on behalf of the Company of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and all ancillary agreements to be executed, delivered and performed by the Company in connection therewith. Upon delivery of the Shares, and the payment therefor, title to the Shares will pass to the Subscriber free and clear of all restrictions on transfer, liens, encumbrances, security interests and claims whatsoever except for the restrictions set forth in Section 2 of this Agreement and the obligations of the Subscriber hereunder.

          4.6 No Governmental Consents. No consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest in the Company is required as a condition to (i) the validity or enforceability of this Agreement or of any other instruments to be executed by the Company to effectuate this Agreement, or (ii) the completion or validity of any of the transactions contemplated by this Agreement. This Agreement and all ancillary agreements to be executed, delivered and performed by the Company in connection therewith, have been properly executed and delivered by the duly authorized officer of the Company, and constitute valid and legally binding obligations of the Company and are enforceable against the Company in accordance with their terms.

          4.7  No Misrepresentations in Company Materials.

               (a) The disclosures in the Company Materials do not fail to disclose any material fact, the disclosure of which would be necessary to make the required statements contained therein not misleading in the light of the circumstances under which they are disclosed. Except as disclosed in the Company Materials, there has been no material adverse change in, material loss or destruction of, or material amount of damage to the financial condition or business of the Company, whether or not arising from transactions in the ordinary course of business. The financial statements contained in the Company Materials present fairly the financial condition of the Company as of the respective dates and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, which would materially and adversely affect the financial condition of the Company, except and to the extent recorded or disclosed in the Company Materials. No dividends are due or unpaid by the Company.

               (b) Except as set forth in the Company Materials, there are no actions at law or in equity, proceedings, governmental proceedings or investigations pending or threatened against the Company or against or with respect to the business or assets of the Company, and the Company is not in material default with respect to any decree, injunction or other order of any court or government authority. The Company is in substantial compliance with all (and has not received any notice of any claimed violation of any) applicable federal, state, county or municipal laws, ordinances, and regulations. There is no action at law or in equity, arbitration proceeding, governmental proceeding or investigation, or motion or request to any court, pending or threatened, against or with respect to the Company with respect to this Agreement or the transaction contemplated hereby and to the knowledge of the Company, no grounds exist for any such action, proceeding or investigation.

               (c) Except as set forth in the Company Materials, to the best knowledge of the Company, there are no facts, developments or circumstances, existing or threatened, that are materially adverse to the assets, business, financial condition or future prospects of the Company.

          4.8   No  Commissions.   No  fees  or  commissions  are
payable by the Company by virtue or in connection with the transaction contemplated by this Agreement.

     5.   CONDITIONS TO THE OBLIGATION TO PURCHASE AND SELL.

          5.1 Conditions to the Subscriber's Obligation. The obligation of the Subscriber hereunder to purchase the Shares at the Closing is subject to the representations and warranties of the Company being true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at that time.

          5.2   Conditions  to  the  Company's  Obligation.   The
obligation of the Company hereunder to sell the Shares at the Closing is subject to the representations and warranties of the Subscriber being true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at that time.

     6.   GOVERNING LAW; MISCELLANEOUS.

          6.1. Governing Law; Arbitration. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements made and delivered within that state and without regard to any contrary "conflict of laws" principles. Any dispute or controversy between the parties arising in connection with this Agreement or the subject matter contemplated by this Agreement shall be resolved by arbitration before a three-member panel of the American Arbitration Association in accordance with the commercial arbitration rules of said forum and the Federal Arbitration Act, 9 U.S.C. 1, et seq., with the resulting award being final and conclusive. Said arbitrators shall be empowered to award all forms of relief and damaged claimed, including, but not limited to, attorney's fees, expenses of litigation and arbitration, exemplary damages, and prejudgment interest. Notwithstanding the foregoing, the Subscriber may at any time and at its option, whether or not an arbitration action is then pending, initiate a civil action for temporary and permanent injunctive and other equitable relief against the Company. The parties further agree that any arbitration action between them shall be heard in Nashville, Tennessee, and expressly consent to the jurisdiction and venue of the United States District Court for the Middle District of Tennessee, Nashville Division, for the adjudication of any civil action asserted pursuant to this section.

          6.2. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

          6.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          6.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          6.5 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Subscriber, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Subscriber makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.
          6.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested; or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

          If  to the Subscriber:         The Purchasers listed on
Exhibit A attached hereto

          If to the Company:       Jay Furrow
                              Innovo Group Inc.
                              5900 S. Eastern Avenue, Suite 124
                              Commerce, CA 900401808
                              Telephone:  (323) 725-5516
                              Facsimile:    (323)

          With a copy to:          Gilbert H. Davis, Esq.
                              Sims Moss Kline & Davis LLP
                              Three Ravinia Drive, Suite 1700
                              Atlanta, Georgia 30346
                              Telephone:  (770) 481-7200
                              Facsimile:   (770) 481-7205

Either party to this Agreement may change the addressee, address, and telephone and facsimile numbers to which notices hereunder shall be sent by giving the other party written notice, as provided herein, of the new addressee, address, telephone number or facsimile number, as the case may be.

          6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, the
Subscriber may not assign its rights hereunder without the consent of the Company.

          6.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          6.9 Survival. The representations and warranties of the Company and the Subscriber shall survive the Closing.

          6.10 Publicity. The Company and the Subscriber shall have the right to review and approve any press releases or any other public statements with respect to the transactions contemplated hereby in advance of their release; provided, however, that the Company shall be entitled, without the prior approval of the Subscriber, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations.

          6.11 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          6.12 Termination. In the event that the Closing shall not have occurred on or before the Closing Date due to the failure of any of the conditions to Closing, either party shall have the right to terminate this Agreement on or after the close of business on such date without any party having liability to any other party.

          6.13  Finder.   Neither the Company nor the  Subscriber
has retained any broker or finder or will owe any fees relating to or arising out of the transactions contemplated hereby.

          6.14 No Strict Construction.  The language used in this
Agreement will be deemed to be the language chosen by the parties to express its mutual intent, and no rules of strict construction will be applied against any party.

          6.15 Stock Split or Reverse Stock Split. In the event that the Shares are subject to a stock split or a reverse stock split, the number of Shares and the per share price shall be adjusted in proportion to the stock split or reverse stock split ratio, but the aggregate Purchase Price shall remain unchanged.

          6.16 Governing Law. The terms of this Agreement and interpretation thereof shall be governed by the laws of the State of California, without reference to conflicts of law principles.




               [SIGNATURES ON THE FOLLOWING PAGE]









     IN WITNESS WHEREOF, the Company and the Subscriber have caused this Stock Sale Agreement to be duly executed as of (see
Exhibit A attached hereto).

                                   COMPANY:

                                   Innovo Group Inc.


                                   By:/s/ Jay Furrow
                                      --------------
                                      Jay Furrow, CEO




                                   SUBSCRIBER:

                                   The   Purchasers   listed   on
                                   Exhibit A attached hereto






                          SCHEDULE 3.5
                          RISK FACTORS

     In addition to other information provided to the Subscriber, the Subscriber should carefully consider the following factors in evaluating the Company and its business in evaluating the shares the Subscriber will receive.

Risks Associated with the Company's Past Financial Results

The  Company Could Be Required to Cut Back or Stop Operations  If
It Is Unable to Raise or Obtain Needed Funding

     The Company's ability to continue operations will depend on its positive cash flow, if any, from future operations and on its ability to raise additional funds through equity or debt financing. The Company does not know if it will be able to raise additional funding or if such funding will be available on favorable terms. The Company could be required to cut back or stop operations if it is unable to raise or obtain needed funding.

       The Company's cash requirements to run its business have been and will continue to be significant. Since 1997, the Company's negative operating cash flow and losses from continuing operations have been as follows:

                              Negative Cash Flow
                              from Operating      Losses from
                              Activities of       Continuing
 Fiscal year ended:        Continuing Operations  Operations

 December 1, 2001              $  632,000          $  618,000
 November 30,2000              $4,598,000          $5,056,000
 November 30,1999              $2,124,000          $1,340,000
 November 30,1998              $1,238,000          $2,267,000
 November 30,1997              $1,339,000          $1,729,000

      As of August 31, 2002, the Company had an accumulated deficit of approximately $33.5 million. The Company continued to generate losses through the first quarter of fiscal 2002 before a net profit of $207,000 for the second quarter and $820,000 for the third quarter of fiscal 2002, respectively. Although the Company has undertaken numerous measures to increase sales and operate more efficiently, the Company may experience further losses and negative cash flows. The Company can give you no assurance that it will in fact operate profitably in the future.

Risks Associated with the Company's Business

      The Company Must Expand Sales of Its Existing Products  and
Successfully  Introduce  New Products to  Increase  Revenues  and
Attain Profitability

      The Company's success will depend on its ability to expand sales of its current products to new and existing customers, as well as the development or acquisition of new product designs and the acquisition of new licenses. The Company has little control over the demand for its existing products, and it cannot assure you that the new products it introduces will achieve acceptance. Failure to expand sales of existing products and new products would significantly and negatively affect the Company's ability to achieve sustained profitability.

      The  Loss of One Major Customer Would Substantially  Reduce
Revenues and the Potential for Profitable Operations

      For fiscal 2001, three customers accounted for aggregate sales in excess of 36.1% of gross sales: Wal-Mart, Michael's and Joannes accounted for 26.4%, 4.3% and 5.4%, respectively. Wal-Mart has continued to be a major customer for the company and the loss of Wal-Mart as a customer would have a material adverse effect on the company.

       The   Company   is   Dependent  on   Certain   Contractual
Relationships to Generate Revenues

      The Company's sales are dependent to some degree upon the contractual relationships it can establish with licensors to exploit, on a generally non-exclusive basis, proprietary rights in well known logos, marks and characters. Although the Company believes it will continue to meet all of its material obligations under such license agreements, there can be no assurance that such licensing rights will continue or will be available for renewal on favorable terms. Failure to obtain new licenses or extensions on current licenses or to sell such products, for any reason, could have a significant negative impact on the Company's business.

       The   Company  is  Currently  Dependent  on   Supply   and
Distribution  Arrangements to Generate a Substantial  Portion  of
Its Revenues

      During 2000, the Company entered into arrangements with Commerce Investment Group, LLC, and affiliated entities (collectively, the "Commerce Group"). Under the terms of the arrangements, the Commerce Group purchased equity securities of the Company and the Company became obligated to manufacture and distribute all of its craft products with the Commerce Group for a two-year period. Those arrangements, which renewed automatically for an additional two-year term but without minimum purchase obligations, could adversely affect the Company's ability to obtain distribution and manufacturing services at the lowest available cost in the future.


       The  Seasonal  Nature  of  the  Company's  Business  Makes
Management  More  Difficult,  Severely  Reduces  Cash  Flow   and
Liquidity During Parts of the Year and Could Force the Company to
Curtail Operations

      The Company's business is seasonal. The majority of its marketing and sales activities take place from late fall to early spring. The Company's greatest volume of shipments and sales occur from late spring through the summer, which coincides with the Company's second and third fiscal quarters. The Company's cash flow is strongest in the third and fourth fiscal quarters. Unfavorable economic conditions affecting retailers during the fall and holiday seasons in any year could have a material adverse effect on its results of operations for the year. The
Company is likely to experience periods of negative cash flow throughout each year and a drop-off in business commencing each December, which could force the company to curtail operations if adequate liquidity is not available. The Company cannot assure you that the effects of such seasonality will diminish in the future.

       The  Company  has  a  Large  Number  of  Competitors  With
Substantially Greater Financial, Technical and Other Resources than We Do

     The industry in which the Company operates is fragmented and highly competitive. The Company competes against a large number of manufacturers, importers, and other companies that distribute products similar to the company's. Some of the Company's competitors possess substantially greater financial, technical and other resources than we do, including the ability to implement more extensive marketing campaigns. The Company does not hold a dominant competitive position in any market, and its ability to sell its products is dependent upon the anticipated popularity of its designs, the logos or characters its products bear, the price and quality of its products and its ability to meet its customers' delivery schedules.

Risks Associated with the Company's Securities

      The Company Does Not Anticipate Paying Any Dividends on the
Common Stock

      The  Company  has  not  paid  any  dividends  nor  does  it anticipate paying any dividends on the common stock in the foreseeable future. The Company's operating subsidiaries are currently  restricted  as  to the payment  of  dividends  to  the
Company. It is also the Company's present policy to retain earnings, if any, for the use in the development and expansion of the company's business.

     The Company Has a Substantial Number of Authorized Preferred and Common Shares Available for Future Issuances that Could Cause
Dilution of Stockholder Interests

      The Company has a total of 40,000,000 authorized shares of common stock and 5,000,000 authorized shares of "blank check" preferred stock. The Company expects to seek financing which could result in the issuance of additional shares of its capital stock and/or rights to acquire additional shares of its capital stock. Those additional issuances of capital stock would result in a reduction of your percentage interest in the Company. Furthermore, the book value per share of common stock may be reduced. This reduction would occur if the exercise price of the options or warrants or the conversion ratio of the preferred stock were lower than the book value per share of common stock at the time of such exercise or conversion.

      The addition of a substantial number of shares of common stock, into the market or by the registration of any other of the Company's securities under the Securities Act may significantly and negatively affect the prevailing market price for the common stock. The future sales of shares of common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of the common stock, as such warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

The Company's board of directors has the power to establish the dividend rates, preferential payments on any liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock. The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could have the effect of delaying deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

      The  Company  is  Controlled by Its  Management  and  Other
Related Parties

      The Company's executive officers, directors and their affiliates as of February 20, 2002 beneficially owned or had the right to acquire voting control over approximately 40% of the common stock. In addition, two investor groups who have the contractual rights to designate persons to be elected as directors beneficially owned or had the right to acquire voting control over approximately 37% (the Commerce Group) and 17% of the company's common stock.

      Because of their stock ownership and/or positions with the company, these persons have been and will continue to be in a position to greatly influence the election of directors and thus control the affairs of the company. Additionally, the Company's by-laws limit the ability of stockholders to call a meeting of the stockholders. These by-law provisions could have the effect of discouraging a takeover of the Company, and therefore may adversely affect the market price and liquidity of the Company's securities. The Company is also subject to a Delaware statute regulating business combinations that may hinder or delay a change in control of the company. The anti-takeover provisions of the Delaware statute may adversely affect the market price and liquidity of the company's securities.

      The  Company  Stock  Price Is Extremely  Volatile  and  May
Decrease Rapidly

      The trading price and volume of the Company's common stock has historically been subject to wide fluctuation in response to variations in actual or anticipated operating results, announcements of new products or technological innovations by the company or its competitors, and general conditions in the company's industries. In addition, stock markets generally have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may significantly and negatively affect the market price of the Company's common stock.

     There are a total of approximately 18 million shares that may be sold in the Nasdaq SmallCap Market by selling stockholders pursuant to registration statements filed by the Company. Sales of those shares could also adversely affect the Company's stock price.

      If  the  Company  Cannot  Meet the Nasdaq  SmallCap  Market
Maintenance Requirements and Nasdaq Rules, Nasdaq May Delist  the
Common  Stock  Which Could Negatively Affect  the  Price  of  the
Common Stock and  Your Ability to Sell the Common Stock

      In the future, the Company may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for the company's common stock of $1.00, and stockholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of
the  stock.   If  the  Company is unable to  satisfy  the  Nasdaq
criteria for maintaining listing, the common stock would be subject to delisting. Trading, if any, of the common stock would thereafter be conducted in the over-the-counter market, in the so-called "pink sheets" or on the National Association of Securities
Dealers,  Inc.  ("NASD")  "electronic  bulletin  board."   As   a
consequence of any such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices, of the common stock.

      If Nasdaq Delists the Company's Common Stock You Would Need to Comply with the Penny Stock Regulations Which Could Make it
More Difficult to Sell Your Common Stock

     In the event that the Company's securities are not listed on the SmallCap, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under such rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the Subscriber and receive the Subscriber's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      The Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, with certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If the Company's common stock were considered a penny stock, the ability of broker/dealers to sell the common stock and the ability of Subscribers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. The Company cannot assure you that trading in its securities will not be subject to these or other regulations in the future which would negatively affect the market for such securities.








               SUMMARY CONSOLIDATED FINANCIAL DATA
             (in thousands, except per share data)



     The following table (including the notes thereto sets forth a summary of selected consolidated financial information for the Company. This summary of selected consolidated financial data is derived from and qualified in its entirety by reference to the consolidated financial statements and the notes thereto and should be read in conjunction therewith, as well as in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q which constitute exhibits hereto. Results of Operations for interim periods are not necessarily indicative of results to be expected for the full year.



                                    Years Ended
                     12/01/01   11/30/00    11/30/99    11/30/98   11/30/97
                     --------   --------    --------    --------   --------
                           (000's except per share data)

Net Sales              $9,292    $5,767      $10,837     $6,790    $7,901
Costs of Goods Sold     6,333     5,195        6,252      4,493     5,303
                       ------    ------       ------      -----     -----
Gross Profit            3,022       572        4,585      2,297     2,598

Operating Expenses      3,358     5,113        5,688      4,203     4,007
(3)                    ------    ------       ------      ------    -----

Loss from Operations     (399)   (4,541)      (1,103)     (1,906)  (1,409)

Interest Expense         (211)     (446)        (517)       (503)    (657)
Other Income (Expense)     81       (69)         280         142      337
                        -----     -----        ------      ------   -----

Loss Before Income       (529)   (5,056)      (1,340)      (2,267) (1,729)
 Taxes
Income Taxes               89         0             0           0       0
                        -----     -----        ------      ------   -----

Loss from Continuing     (618)   (5,056)       (1,340)     (2,267) (1,729)
 Operations
Discontinued
 Operations(1)               0         0           (1)     (1,747)   (110)
Extraordinary Item(2)        0    (1,095)           0           0     524
                         -----     -----       ------      ------   -----
Net Loss                  (618)  $(6,151)     $(1,341)    $(4,014) $(1,315)
                         -----     -----       ------      ------    -----
Loss per share from     $(0.04)  $ (0.62)     $ (0.22)    $ (0.49)  $(0.50)
Continuing Operations
(basic and diluted)

Weighted Average         14,315     8,163        5,984       4,618    3,438
Shares Outstanding

Balance Sheet Data:
Total Assets           $10,247     $7,416       $6,222      $7,232   $9,168
Long-Term Debt           4,225      1,340        2,054       2,604   2,065
Stockholders' Equity     4,519      3,758        1,730       1,722   3,791

(1) The amounts for 1998 and 1997 represent the operations of Thimble Square. Thimble Square's operations were discontinued during the fourth fiscal quarter of 1998.
(2)  Represents  gains from the early extinguishment of  debt  in
     1997 and the loss from the early extinguishments of debt in 2000.
(3)  Amount includes a $300,000 write down of long-term assets in
     1998 and a $145,000 write down of long-term assets in 1999 as well as $293,000 for the termination of a capital lease and $100,000 for the settlement of a lawsuit in 1999, and a $600,000 write down of long-term assets in 2000.
                            Exhibit A
   Subscriber        Number of         Total         Date
                      Shares
                     Purchased
R.       Douglass     10,000          $26,500      March 19,
Strickland INDV                                      2003
John Chapman INDV     10,000          $26,500      March 19,
                                                     2003
Bank  of  TN  FBO     22,000          $58,300      March 19,
A.J. Telmos                                          2003
Madelyn        S.     10,000          $26,500      March 19,
Baggett INDV                                         2003
Steve     Houston     10,000          $26,500      March 19,
INDV                                                 2003
Dave    Lunceford     15,000          $39,750      March 19,
INDV                                                 2003
Robert  S.   Lane     10,000          $26,500      March 19,
Family Trust                                         2003
Charles    Gibson     20,000          $53,000      March 19,
IND                                                  2003
James K. Williams     10,000          $26,500      March 19,
IRA                                                  2003
George  &  Rhonda      5,000          $13,250      March 19,
Harris JT                                            2003
Jack  Holt Family      2,000          $5,300       March 19,
Trust                                                2003
Yolande    Wallin      6,000          $15,900      March 19,
INDV                                                 2003
Lee   L.   Turner      5,000          $13,250      March 19,
INDV                                                 2003
Michelle  Collins      5,000          $13,250      March 19,
INDV                                                 2003
Joe   &   Frances      5,000          $13,250      March 19,
Trout JT                                             2003
Mary Brewington       10,000          $26,500      March 19,
                                                     2003
Inwood Trust          10,000          $26,500      March 19,
                                                     2003
Gastroenterology      10,000          $26,500      March 26,
& Associates MPPP                                    2003
FBO J. Chapman
Bice,  Chapman  &     20,000          $53,000      March 26,
Smith PSP FBO  J.                                    2003
Chapman
Gerald     Psmier     20,000          $53,000      March 26,
INDV                                                 2003
Linda Storms INDV      9,000          $23,850      March 26,
                                                     2003
Michael P. Holt        4,500          $11,925      March 26,
                                                     2003